Pangaea & M.T. Maritime Combine Dry-Bulk Fleets

2 Safe Harbor This presentation may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Pangaea’s and managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Pangaea’s business. These risks, uncertainties and contingencies include: business conditions; weather and natural disasters; changing interpretations of GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which Pangaea is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of logistics and shipping services; general economic conditions; geopolitical events and regulatory changes; and other factors set forth in Pangaea’s filings with the Securities and Exchange Commission and the filings of its predecessors. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that certain of Pangaea’s financial results are unaudited and do not conform to SEC Regulation S-X and as a result such information may fluctuate materially depending on many factors. Accordingly, Pangaea’s financial results in any particular period may not be indicative of future results. Pangaea is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

3 Transaction Overview • • • • • • • • • • •

4 Strategic Rationale Commercially attractive handysize fleet will add scale and expand the foundation for growth across entire enterprise Expanding into handysize segment provides scale and diversification • Currently utilize handysize vessels to serve certain clients on a chartered-in basis • Additional vessels will allow us to further leverage our differentiated business model to improve fleet utilization and TCE returns • Expanded fleet will give us scale and capacity to grow presence with new and existing customers Commercial synergies with growing port & logistics business • Additional opportunity for synergies within our Ports and Terminals division Strengthening dry bulk operations team • Addition of highly experienced team of dry bulk professionals will provide experience and create platform for future growth • SSI’s Dry Bulk Executive will assume role as Pangaea’s Chief Strategy Officer Number of Owned Ships by Class Numbers of Ships SSI Handysize Dry Bulk Fleet

5 Attractive Financial Profile Creating scaled growth platform at an opportunistic net asset valuation Note: PANL figures are projected as of 9/30/2024. Shares issued to MTM subject to change based on SSI fleet’s net asset value as compared to Pangea’s balance sheet net asset value, adjusted for the fair value of vessels, as of the date of closing

6 Executing Differentiated Value Creation Strategy Fleet combination is consistent with key shareholder value creation objectives Improved growth opportunities through scaled integration with shipping-logistics model Improving breadth of owned fleet improves overall utilization and ability to arbitrage vessel positions All-stock transaction protects consistent dividend program, preserves liquidity and minimizes financial leverage

7 Key Strategic and Transaction Highlight Summary